Stockgroup

500-750 W. Pender Street, Vancouver, BC, Canada V6C 2T7
T 604.331.0995 F 604.331.1194 stockgroup.com

January 21, 2008

Audrey Brownmiller
VP of Operations

Dear Audrey,

I am delighted to welcome you to our Executive team in your new role as Vice President, Operations. I am confident you will make significant contributions to Stockgroup in your new role.

This confirms your salary will increase to $125,000 effective February 1, 2008, and will be adjusted in your payroll deposit February 15. Your new salary reflects compensation for additional accountabilities associated with your promotion along with recognition for your performance in 2007.

In addition, your total allocation of stock options will be increased to 135,000 effective February 1, 2008.

I look forward to working with you, and to your continued success here at Stockgroup.

Regards,

Karl W. Buhr

Karl Buhr,
Chief Operating Officer

My signature below confirms my acceptance of the above terms:

Audrey Brownmiller: ____________________

Date: February 20, 2008

Stockgroup

www.stockgroup.com
Suite 500 - 750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7

Telephone
604.331.0995
800.650.1211

Fax
604.331.1194

April 4, 2007

Audrey Brownmiller
25175 – 59th Avenue
Aldergrove, B.C. V4W 1T4

Dear Audrey,

Stockgroup Media Inc. ("Company") is pleased to extend an offer of employment to you as Director of Client Services. We are excited to bring you onto our growing team and look forward to a great relationship. Below we have outlined the terms of your employment for your review and acceptance.

This offer is valid until 12 p.m. April 5, 2007. In this position you will report to the Chief Executive Officer, commencing April 10, 2007, located at 500, 750 West Pender, Vancouver, B.C., V6C 2T7. Your position accountability profile is attached

As an employee of Company, you are considered to be holding a position of trust and are therefore subject to abide by Company's Confidentiality Agreement (copy attached), which you will be required to sign prior to and in consideration of your employment with Company.

Compensation & Benefits:

You will be paid a salary of $105,000.00 per annum. Your salary will be paid bi-monthly, via direct deposit, less required statutory deductions and remittances for Tax, Employment Insurance, Canada Pension Plan, and any other deductions relating to your health and benefit premiums.

Vacation entitlement will be three (3) weeks until your employment service qualifies you for the next level of vacation entitlement, and subject to the conditions of the Annual Vacation Policy. In addition, starting the second year and through the term of your employment you are entitled to participate in the company bonus (flex) time program.

Your regular hours of work will be determined by your supervisor and may be changed from time to time. Your performance will be reviewed on a semi-annual basis and will be conducted in accordance with the company wide performance reviews. Your salary will be formally reviewed in December 2007.

Company's benefit programs will be effective upon your first day of employment. Mandatory participation is required for group life insurance, long-term disability insurance, accidental death & dismemberment, and Employee Assistance Program. Extended health and dental may be waived provided you are currently receiving spousal coverage (summary enclosed). We reserve the right to change or discontinue any medical, dental or other benefits plans at any time, subject to applicable federal, provincial law and state law. Premiums are paid 50% by the Company and 50% by the employee.

Incentive Compensation Plan (ICP)

You will be eligible to receive an incentive bonus of up to $15,000 annually, split between corporate and department objectives. These goals will be determined and mutually agreed upon prior to the end of your three (3) probation period.

Company Stock Option Plan

The Company is currently reviewing its Stock Option granting policy and is awaiting Board approval. At this time, we are unable to communicate the number of stock options which may be awarded to you, or the details of any such stock option grant. When the appropriate approvals have been received, we will promptly advise you of these details.

Probation & Separation of Employment

Your employment with Company will be subject to an initial three (3) month probationary period. If, during such period, it is determined by either you or Company that your continued employment is not in your or Company's respective best interests, your employment may be terminated by you upon notice to Company, or by Company upon notice to you, without the requirement of termination pay.

It is unpleasant to have to discuss the possibility of your employment with us not working out. However, please be assured that should it be necessary to terminate your employment, it will be done within the rules of the Employment Standards Act of British Columbia.

Privacy

In accordance with the Personal Information Protection Act of British Columbia, Company will collect, use, and disclose your personal information solely for the purpose of establishing, managing or terminating the employment relationship.

Audrey, I am looking forward to working with you and supporting you in your goals here at Stockgroup. I know you will be a valuable addition to the team. Welcome to our company!

Sincerely,

Susan Kaell per

Marcus New
Chief Executive Officer

Encl.

My signature below confirms my understanding and acceptance of This Offer:

Audrey Brownmiller: ____________________

Date: April 4th, 2007

Please return this document to the Human Resources Department
CONFIDENTIAL HR FAX NUMBER: 604-408-1580